EXHIBIT 99.1

Transcript of

Sun Hydraulics Corporation

Second Quarter Earnings Conference Call

August 8, 2007

PARTICIPANTS

Allen Carlson—Sun Hydraulics—President and CEO

Tricia Fulton—Sun Hydraulics—CFO

Rich Arter—Sun Hydraulics—Investor Relations

Operator: Greetings, ladies and gentlemen, and welcome to the Sun Hydraulics second quarter 2007 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Rich Arter, Investor Relations Spokesperson for Sun Hydraulics. Thank you Mr. Arter, you may begin.

Rich Arter—Sun Hydraulics—Investor Relations

Thank you Everett. Good afternoon and thanks for joining us today. With me are Sun’s CEO and President, Allen Carlson and Tricia Fulton, Sun’s Chief Financial Officer. Please be aware, that any statements made in today’s presentation, that are not historical facts, are considered forward-looking statements within the meaning of section 21-E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterday’s press release. We will be happy to take questions, once we have completed our prepared remarks. With that, it is now my pleasure to introduce Allen Carlson.

Allen Carlson—Sun Hydraulics—President and CEO

Thank you Rich, and good afternoon. Strong demand for Sun products, again, drove top and bottom line double-digit growth in the second quarter. While the National Fluid Power Association recorded a decline in hydraulic shipments compared to the second quarter of 2006, demand for Sun’s products was up 18% overall, and 6% in North America for the same period. We continue to believe that this translates into marketshare gains for Sun. Our business segments around the world contributed to the success in the second quarter. Asian and European sales were particularly strong, having 78% of the incremental revenue. Our future growth is contingent on our ability to reach existing and potential customers around the world. While new and emerging markets contribute to that growth, they will play and even greater role in the future as Sun expands.

Last week, we announced the opening of a sales office in Bangalore, India. While we have been represented by distribution in this market for many years, we believe there are additional opportunities for Indian OEMs to use our products. We will work with existing distribution, and identify new distributors and OEM contacts in the region, to increase Sun’s sales into this market. We believe there are many opportunities available for Sun, not only in India, but also in other expanding markets around the globe. Sun is part of a global capital goods industry, which is cyclical. We believe this is a great time in the cycle to engage in strategic activities that will benefit the future growth of our Company.

I would now like to turn the call over to Tricia, to provide some more detail on the quarter.

Tricia.

Tricia Fulton—Sun Hydraulics—CFO

Thanks Al. All comparisons will be to the same period last year. And all EPS information reflects the 50% stock dividend announced June 19. Growth continued to cross all business segments in the second quarter, with net sales of 18% to 43.4 million. Europe and Asia led the way with sales increase of 27% and 38% respectively. North American sales increased 6%. Incremental sales allowed additional profits to flow to the bottom line, with earnings up 38% to 6 million. Basic and diluted earnings per share ended the quarter at 36 cents, and increase of 38%.

Gross profit increased 27% to 14.3 million. Gross profit, as a percentage of sales continued to be strong, up 2.5 points to 33%. Incremental sales increases, coupled with a 2006 mid-year price increase aided absorption of fixed costs.

SG&A increased 700 thousand dollars to 5.4 million. This increase was driven primarily by higher compensation costs related to variable compensation awards, as well as marketing and professional fees.

Our effective tax rate was 34.2%, compared to 33.6%. The higher rate was primarily due to the relative levels of income, and different tax rates in effect among the countries in which we sell our products. We expect that this tax rate remain steady throughout the year.

Net cash from operations was 12.5 million, up 4.4 million from last year. The increase was due to higher net income of 3.3 million, coupled with working capital changes. Day sales outstanding were 37, and inventory turns were 10.5. We continue to look for ways to drive further working capital improvement. Year-to-date capital expenditures were 6.9 million, and our estimate for the year is 11 million. Second quarter purchase were primarily for new machinery and equipment in the U.S.

A 50% stock dividend and a quarterly cash dividend of 9 cents a share were considered in the second quarter and paid in July. The cash dividend was paid on the new total shares outstanding after the stock dividends, representing a 35% increase in the cash dividends.

We expect third quarter demand to remain strong. Sales are estimated to be approximately 40 million and earnings per share are estimated to be in the range of 30 to 32 cents. This represents an increase of approximately 10% in sales and 29% in earnings per share over last year.

Thank you, we will now open the call for a Q&A. Rich.

Rich Arter—Sun Hydraulics—Investor Relations

Everett, if you could check and see if there are any questioners in the queue, we would be happy to take questions.

Operator:

Thank you. Ladies and gentlemen, at this point, we will be conducting a question-and-answer session. If anyone would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.

Our first question comes from the line of Chris Weltzer with Robert W. Beard. Please proceed with your question.

<Q>: Good afternoon.

<A>: Hello Chris.

<Q>: I was wondering if you could give us the currency impact on revenue growth for the quarter?

Tricia Fulton—Sun Hydraulics—CFO

It was approximately 3%. I’m sorry, it was 600 thousand dollars.

<Q>: 600 thousand dollars okay. Then on India, could you maybe talk a little bit more about Mr. Reddy’s role and what sort of OEMs you’ll be targeting, and what sort of timeframe we should expect a meaningful contribution from this effort?

Allen Carlson—Sun Hydraulics—President and CEO

Sure, this is Al. Our Indian start-up is something that has been in the planning for almost a year. Mr. Reddy is currently employed by our distributor in Dubai. I think the press release said that. We have known him for quite some time, as he has applied our product, and we’ve gotten to know him over the years. It was about a year ago that he expressed an interest to relocate back to his home in the Bangalore region. He approached us about an opportunity for himself to relocate to India, and begin exploring the market for further opportunities for Sun products. Fundamentally all customers in India who use hydraulics, especially higher-end hydraulics are a potential market. Our avenue to India has been solely at this point through a distributor, and we expect there are more opportunities by having somebody focused, and often times perhaps even channeling the interest back to an existing distributor or perhaps some new distributors that we appoint to further expand the market, and to grow the channel for India. As you all know, India is a very rapidly growing market, not only for tech services and engineering services, but also for heavy duty manufacturing, as they put infrastructure in place. We expect to benefit from that.

<Q>: Okay and where would this, you know any incremental business from India show up geographically in your results?

Allen Carlson—Sun Hydraulics—President and CEO

It depends on the product and the timing. As the press release stated, it could show up as product coming out of Germany or the UK if the products are in inventory, and if they are common vanilla products that is likely. If it happens to be aluminum manifold assemblies, it would probably come out of our U.S. or Korean operations. So it is going to be very much product driven.

<Q>: Okay, and do you have any idea what percent of your revenue now comes from India?

Allen Carlson—Sun Hydraulics—President and CEO

It is so many decimal places behind the decimal point, it doesn’t matter.

<Q>: Okay, fair enough. Then in Germany, you had sort of slowdown in revenue growth and operating margins, I think we are actually down a touch year-over-year. Was there anything particular happening in that quarter that would help explain that?

Tricia Fulton—Sun Hydraulics—CFO

We don’t have anything particular in the quarter that affected the gross margins or the operating income in Germany. But we did see a small decrease sequentially in their sales as well as their sales quarter-to-quarter. Sequentially we have some U.S. dollar sales that they are making, the make sales in both the U.S. dollars and Euros, so there has been a small affect from that. Along with, as their volumes go up, the discounts to some of their larger OEMs also go up.

<Q>: Okay, so this is something then that continues on for the rest of the year, it isn’t a one time history sort of thing?

Tricia Fulton—Sun Hydraulics—CFO

Correct.

<Q>: Okay, I’ll hop back in the queue. Thank you.

Allen Carlson—Sun Hydraulics—President and CEO

Thanks Chris.

Operator:

Thank you. Ladies and gentlemen, as a reminder, if you would like to ask a question please do so by pressing the *1 on your telephone keypad. One moment please while we poll for further questions.

Thank you. Our next question comes from the line of Chris Weltzer with Robert W. Beard. Please proceed with your question.

<Q>: I’m sorry, I guess I’m the only one with a question today. Can you give us an update on what you saw in the way of order trends in July and early August?

Tricia Fulton—Sun Hydraulics—CFO

The order trends that we’ve seen in July have been slightly higher than what we saw in June, but pretty much in line with what we saw in the beginning of Q2 in April and May.

<Q>: Okay, are you seeing any further diversions between international and domestic?

Tricia Fulton—Sun Hydraulics—CFO

Yes we are. The international seems to be continuing to outpace the continued growth in the North American orders.

<Q>: Okay. Can you talk about what you are seeing in the way of raw material cost increases now and the next quarter, and whether you think you may need another price increase later in the year?

Allen Carlson—Sun Hydraulics—President and CEO

I’ll take that. I think if we look at our price increases, we saw a pretty large escalation a year ago at this time, which triggered a price increase, an immediate price for us, and I believe it was in August of last year. Since that time, it would appear that the pricing pressures have moderated. There are certain commodities perhaps that might be a little stronger than others, but overall, I think our material price increases are flat, slightly up perhaps, which is good news. So we’ve seen that moderation in the pricing pressure.

<Q>: Okay, that’s helpful. I know you are continuing to add machine tools, but I’d appreciate if you could sort of I guess, talk about where you think you are as far as you know ultimate capacity utilization, and maybe when adding roofline would become a necessity?

Allen Carlson—Sun Hydraulics—President and CEO

We are constantly assessing that. You know, our approach to the manufacturing is through looking at our constraints. We see our constraints changing from quarter-to-quarter. Perhaps even week-to-week as we look forward. Right now, we are in for the last year or two, have been adding five axis as machining centers. Basically in three locations. The good news is that our five axis machining centers, when we add them, they’re much more efficient, more capability, more capacity then some of the previous machining centers, and in fact often times, we can replace two machining centers with one new one. The benefit of that is that we gain productivity, but we also gain floor space. So while you might think that after three years or four years of the significant growth we’ve had, that bricks and mortar might be in order, we actually still have room for added capacity. Bricks and mortar are not immediately required, but it is something that we are constantly looking at.

<Q>: That is very helpful. Then I guess the last one, in the past you’ve talked about your superior turn-around and shorter V times enabling you to gain some share on some of your competitors, or maybe more capacity constraint. But with several North American markets now decidedly negative, you know residential construction related equipment, heavy duty truck etc. Do you see competitors starting to have more available capacity?

Allen Carlson—Sun Hydraulics—President and CEO

No, because it is more of a global market than it used to be. So if the U.S. market, and by the way, the U.S. market for our products is still growing. It may be for others as well. So I’m not sure that the availability of product is less significant today than it was a year ago. Additionally, it is not just in the rock capacity, it is having the right product. What has happened in some cases with competition, is to fill the channel, they had a huge inventory of finished goods, and it is the wrong finished goods inventory. So now they are either remanufacturing what they made six months ago, or having to make it from scratch. Or as I said, they are trying to rework it. So the agility and flexibility of our manufacturing is still key to our growth.

<Q>: Are you generally able to keep this business, retain this business once you, you know, that you win because of a capacity constraint somewhere else?

Allen Carlson—Sun Hydraulics—President and CEO

Yes, our customers have long memories.

<Q>: Excellent. Thank you guys.

<A>: Thanks Chris.

Operator:

Thank you. Once again, ladies and gentlemen, if anyone would like to ask a question, you may do so by pressing *1 on your telephone keypad. One moment please while we poll for any further questions.

Mr. Arter, there are no further questions at this time.

Rich Arter—Sun Hydraulics—Investor Relations

Okay, great. Thanks Everett. We would like to thank you all for joining us today on the call. We look forward to talking to you again next quarter. Thank you.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.